Investor Relations: Todd Taylor	Media Relations: Timothy G. Weir, APR
Email: ttaylor@accuridecorp.com	Email: tweir@accuridecorp.com
Phone: (812) 962-5105	Phone: (812) 962-5128

FOR IMMEDIATE RELEASE
Accuride Reports Strong First Quarter 2015 Results
•	First Quarter 2015 results from continuing operations included:
o	Net sales of $183.7 million, up 10.1 percent year-over-year
o	Adjusted EBITDA of $21.3 million, up 18.5 percent year-over-year
o	Net loss of $0.01 per share
•	Recent business wins at Wheels and Gunite

EVANSVILLE, Ind. – April 27, 2015 – Accuride Corporation (NYSE: ACW) – a leading supplier of components to the North American commercial vehicle industry – today reported strong financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Results
First quarter 2015 net sales from continuing operations were $183.7 million, compared with $166.8 million in the same period in 2014, an increase of 10.1 percent, primarily reflecting the impact of stronger industry conditions in the Company's Wheels and Brillion segments during the quarter.  Accuride's operating income was $9.3 million for the quarter, as compared to operating income of $6.6 million in the first quarter of 2014.  The Company reported a net loss of $0.6 million, or $0.01 per share, during the quarter, compared to a net loss of $3.3 million, or $0.07 per share, in 2014.  First quarter Adjusted EBITDA increased by 18.5 percent year-over-year to $21.3 million, or 11.6 percent of net sales, compared to $18.0 million, or 10.8 percent of net sales, in the same quarter of 2014.  As of March 31, 2015, Accuride had $17.6 million of cash plus $53.3 million in availability under its ABL Credit Facility for total liquidity of $70.9 million.

Industry Conditions
In the first quarter, North American truck and trailer production continued to increase at a healthy pace.  Class 8, Class 5-7 and Trailer production grew by 19 percent, 13 percent and 28 percent, respectively, compared to 2014.  Class 8 net orders, although still strong, began to level out toward a more normalized pace.  Continued order strength is expected to translate into increased OEM production levels over the next several quarters, with full-year Class 8 production at levels 5 to 10 percent higher than 2014.  Trailer segment net orders in the first quarter also began to level off and trailer builds are expected to grow by approximately 5 to 10 percent over 2014 levels.  Driven by the expanding U.S. economy, first-quarter Medium-duty segment orders increased by 6 percent year-over-year and full-year production is projected to be up 2 percent over 2014 levels.  Fleets are generally optimistic about current conditions within the trucking industry.  Freight tonnage is forecasted to steadily increase throughout the next several years, which will continue to drive increased demand for trucks and trailers going forward.

First Quarter Business Segment Results

Accuride Wheels
Accuride Wheels segment net sales were $108.3 million, up $16.1 million, or 17.5 percent, from the same period in 2014, primarily due to stronger OEM demand and market share gains in the aftermarket.  Wheels' Adjusted EBITDA was $22.2 million, an increase of $3.0 million, or 15.8 percent, from the first quarter of 2014.  Additional shifts were added in Camden and Mexico to meet rising customer demand for aluminum wheels.

Gunite
Gunite segment net sales of $37.7 million were down $6.2 million, or 14.2 percent, from the first quarter of 2014, attributable primarily to lower aftermarket demand for brake drums and OEM demand for hubs.  Gunite's Adjusted EBITDA decreased by $0.2 million to $4.1 million, from $4.3 million in the first quarter of 2014.

Brillion Iron Works
Brillion Iron Works' first quarter net sales were $37.6 million, up $7.0 million, or 22.8 percent, from the first quarter of 2014 on higher customer volumes.  Brillion's Adjusted EBITDA was $3.4 million, an increase of $1.0 million, from the first quarter of 2014.   The Company currently expects Brillion's top-line growth in 2015 to be flat compared to its previous guidance of 5 percent to 10 percent due primarily to reduced demand in Brillion's oil and gas, agricultural and mining end markets.

Liquidity and Debt
As of March 31, 2015, total debt was $326.5 million, consisting of $306.5 million of our outstanding 9.5% senior secured notes, net of discount, and a $20.0 million draw on our ABL Credit Facility.  As of March 31, 2015, Accuride had $17.6 million of cash plus $53.3 million in availability under its ABL Credit Facility, for total liquidity of $70.9 million.

Business and Market Outlook
"Accuride had a strong first quarter," said Rick Dauch, Accuride's President and CEO.  "Our industry-leading quality, delivery and lead time performance allowed us to renew and secure new long-term customer agreements at our Wheels and Gunite businesses.  We are experiencing near-term headwinds at Brillion due to macro industry conditions."

2015 Financial Guidance
Accuride management expects the Company's 2015 net sales to be in the range of $725 million to $775 million, and Adjusted EBITDA to be in the range of $85 million to $95 million.  The midpoints of the Company's revenue and Adjusted EBITDA ranges represent increases of 6 percent and 15 percent, respectively, over Accuride's 2014 results.  The Company has based its 2015 guidance on the following projections for the North American commercial vehicle industry:  Class 8 production in the range of 310,000 to 330,000 units, Class 5-7 production in the range of 220,000 to 225,000 units and Trailer segment production in the range of 280,000 to 300,000 units.  In addition, management expects net sales for the Brillion business unit to be flat versus 2014.

Earnings Conference Call Information
Accuride will host a conference call to discuss the financial and operational results of its First Quarter Fiscal Year 2015 on Monday, April 27, 2015, beginning at 9:00 a.m. CDT.  Analysts and investors may participate on the conference call by dialing (800) 708-4539 in the United States, or (847) 619-6396 internationally, and using participant code 39490750.  A live webcast of the conference call can be accessed via the Investors section of the company's website – www.AccurideCorp.com/investors.  A replay will be available from April 27, 2015, at 11:30 a.m. CDT until 11:59 p.m. CDT, May 4, 2015, by calling (888) 843-7419 in the United States, or (630) 652-3042 internationally, using access code 39490750.

About Accuride Corporation
With headquarters in Evansville, Ind., USA, Accuride Corporation is a leading supplier of components to the North American commercial vehicle industry. The company's products include commercial vehicle wheels; wheel-end components and assemblies; and specialty cast-iron components for a range of agricultural, construction and mining, and oil and gas equipment applications.  The company's products are marketed under its brand names, which include Accuride®, Accuride Wheel End SolutionsTM, Gunite®, and BrillionTM. Accuride's common stock trades on the New York Stock Exchange under the ticker symbol ACW. For more information, visit the Company's website at http://www.accuridecorp.com.

Forward-Looking Statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride's expectations, hopes, beliefs, and intentions with respect to future results. Such statements are subject to the impact on Accuride's business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Accuride's Securities and Exchange Commission filings, including those described in Item 1A of Accuride's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Any forward-looking statement reflects only Accuride's belief at the time the statement is made. Although Accuride believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, levels of activity, performance or achievements. Except as required by law, Accuride undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this news release.

Three Months Operating Results
(UNAUDITED)

	Three Months Ended March 31,
(Dollars in thousands)	2015		2014

Net sales:
Wheels	$108,336	59.0%	$92,218	55.3%
Gunite	37,740	20.5%	43,973	26.4%
Brillion	37,583	20.5%	30,593	18.3%
Total net sales	$183,659	100.0%	$166,784	100.0%

Gross Profit	$20,931	11.4%	$17,023	10.2%

Income (loss) from Operations:
Wheels	$13,252	12.2%	$9,742	10.6%
Gunite	2,741	7.3%	3,278	7.5%
Brillion Iron Works	2,196	5.8%	1,275	4.2%
Corporate / Other	(8,861)	—	(7,726)	—
Consolidated Total	$9,328	5.1%	$6,569	3.9%

Net Loss	$(588)	(0.3)%	$(3,573)	(2.1)%

Adjusted EBITDA:
Wheels	$22,229	20.5%	$19,196	20.8%
Gunite	4,076	10.8%	4,317	9.8%
Brillion Iron Works	3,381	9.0%	2,414	7.9%
Corporate / Other	(8,401)	—	(7,971)	—
Continuing Operations	$21,285	11.6%	$17,956	10.8%

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ACCURIDE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	Three Months Ended March 31,
(In thousands except per share data)	2015	2014

NET SALES	$183,659	$166,784
COST OF GOODS SOLD	162,728	149,761
GROSS PROFIT	20,931	17,023
OPERATING EXPENSES:
Selling, general and administrative	11,603	10,454
INCOME FROM OPERATIONS	9,328	6,569
OTHER INCOME (EXPENSE):
Interest expense, net	(8,350)	(8,420)
Other income (loss), net	(1,172)	(530)
LOSS BEFORE INCOME TAXES FROM CONTINUING OPERATIONS	(194)	(2,381)
INCOME TAX PROVISION	386	904
LOSS FROM CONTINUING OPERATIONS	(580)	(3,285)
DISCONTINUED OPERATIONS, NET OF TAX	(8)	(288)
NET LOSS	$(588)	$(3,573)
OTHER COMPREHENSIVE INCOME, NET OF TAX:
Defined benefit plans	1,274	333
COMPREHENSIVE INCOME (LOSS)	$686	$(3,240)
Weighted average common shares outstanding—basic	47,822	47,596
Basic loss per share-continuing operations	(0.01)	(0.07)
Basic loss per share-discontinued operations	—	(0.01)
Basic loss per share	$(0.01)	$(0.08)
Weighted average common shares outstanding—diluted	47,822	47,596
Diluted loss per share-continuing operations	(0.01)	(0.07)
Diluted loss per share-discontinued operations	—	(0.01)
Diluted loss per share	$(0.01)	$(0.08)

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ACCURIDE CORPORATION
CONSOLIDATED ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended March 31,
(In thousands)	2015	2014

Net loss	$(588)	$(3,573)
Income tax provision	386	904
Interest expense, net	8,350	8,420
Depreciation and amortization	10,596	10,272
Restructuring, severance and other charges[1]	708	627
Other items related to our credit agreement[2]	1,833	1,306
Adjusted EBITDA	$21,285	$17,956

Note:
1)
For the three months ended March 31, 2015, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $0.7 million in costs associated with restructuring items. For the three months ended March 31, 2014, Adjusted EBITDA represents net income before net interest expense, income tax benefit, depreciation and amortization, plus $0.6 million in costs associated with restructuring items.

2)
Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride's senior credit facility. For the three months ended March 31, 2015, items related to our credit agreement consisted of foreign currency losses and other income or expenses of $1.8 million. For the three months ended March 31, 2014, items related to our credit agreement consisted of foreign currency losses and other income or expenses of $1.3 million.

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ACCURIDE CORPORATION
SEGMENT ADJUSTED EBITDA RECONCILIATION
(UNAUDITED)

	Three Months Ended March 31, 2015
(In thousands)	Income (loss) from Operations	Depreciation and Amortization	Other	Adjusted EBITDA
Wheels	$13,252	$7,777	$1,200	$22,229
Gunite	2,741	1,085	250	4,076
Brillion Iron Works	2,196	1,155	30	3,381
Corporate / Other	(8,861)	569	(109)	(8,401)
Continuing Operations	$9,328	$10,586	$1,371	$21,285

Imperial Group	(10)	10	—	—
Consolidated Total	$9,318	$10,596	$1,371	$21,285

	Three Months Ended March 31, 2014
(In thousands)	Income (loss) from Operations	Depreciation and Amortization	Other	Adjusted EBITDA
Wheels	$9,742	$7,907	$1,547	$19,196
Gunite	3,278	789	250	4,317
Brillion Iron Works	1,275	1,109	30	2,414
Corporate / Other	(7,726)	456	(701)	(7,971)
Continuing Operations	$6,569	$10,261	$1,126	$17,956

Imperial Group	(11)	11	—	—
Consolidated Total	$6,558	$10,272	$1,126	$17,956

We define Adjusted EBITDA as our net income or loss before income tax expense or benefit, interest expense, net, depreciation and amortization, restructuring, severance, and other charges, impairment, and currency losses, net. Adjusted EBITDA has been included because we believe that it is useful for us and our investors to measure our ability to provide cash flows to meet debt service. Adjusted EBITDA should not be considered an alternative to net income (loss) or other traditional indicators of operating performance and cash flows determined in accordance with accounting principles generally accepted in the United States ("GAAP"). We present the table of Adjusted EBITDA because covenants in the agreements governing our material indebtedness contain ratios based on this measure on a quarterly basis. While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations.

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ACCURIDE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,	December 31,
(In thousands)	2015	2014

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,570	$29,773
Customer and other receivables	82,665	63,570
Inventories	41,963	43,065
Other current assets	13,132	13,472
Total current assets	155,330	149,880
PROPERTY, PLANT AND EQUIPMENT, net	207,948	212,183
OTHER ASSETS:
Goodwill and other assets	235,613	236,359
TOTAL	$598,891	$598,422
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$65,051	$56,452
Other current liabilities	29,379	40,619
Total current liabilities	94,430	97,071
LONG-TERM DEBT	326,497	323,234
OTHER LIABILITIES	146,175	147,314
STOCKHOLDERS' EQUITY:
Total stockholders' equity	31,789	30,803
TOTAL	$598,891	$598,422

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